UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2007

OCM HOLDCO, LLC

(Exact name of registrant as specified in charter)

Delaware	0-52042	20-3626528
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

333 South Grand Avenue, 28th Floor, Los Angeles, California 90071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (213) 830-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On May 18, 2007 (the “Closing Date”), Cannery Casino Resorts, LLC (“CCR”), an unconsolidated investee of the OCM HoldCo, LLC (the “Registrant”), entered into two new syndicated credit facilities: a $745 million first lien facility consisting of a six-year $350 million term loan, a six-year $285 million delayed draw term loan (which may be drawn until and including the 540th day after the Closing Date) and a five-year $110 million revolving loan, and a seven-year $115 million second lien term loan facility.  On the Closing Date, CCR used the proceeds of the $350 million term loan and the $115 million second lien term loan to (i) pay off existing debt, (ii) repay certain gaming development costs, (iii) fund reserves for future costs related to the construction of a temporary and permanent casino at The Meadows in North Strabane Township, Washington County, Pennsylvania, and the Cannery East hotel and casino on the Boulder Strip in Las Vegas, Nevada (collectively, the “New Casinos”), (iv) pay fees and expenses relating to the closing of the new credit facilities, The Meadows and other gaming opportunities and (v) set aside funds for general corporate purposes.  The $285 delayed draw term loan and the $110 revolving loan remain undrawn, but proceeds therefrom will be used to fund construction of the New Casinos and for general corporate purposes.

The terms of the new credit facilities are set forth in two agreements: a First Lien Credit Agreement, dated as of May 18, 2007, by and among CCR, Bank of America, N.A. as Administrative Agent, Collateral Agent and L/C Issuer, and the lenders from time to time party thereto; and a Second Lien Credit Agreement, also dated as of May 18, 2007, by and among CCR, Bank of America, N.A. as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto (collectively, the “Credit Agreements”). The Credit Agreements are attached as exhibits to this Form 8-K.

Under the First Lien Credit Agreement, the $350 million term loan borrowed on the Closing Date and the $285 million delayed draw term loan must be repaid in quarterly installments of one percent per annum of the original principal amount, with the balance due at maturity, except that repayments of the delayed draw term loans do not start until February 2009.  Interest under both the term loan and the revolver is either 1.00 to 1.50 percent per annum above the agent bank’s quoted base rate or 2.00 to 2.50 percent per annum above the Eurodollar rate, at CCR’s option and depending on CCR’s consolidated total leverage ratio.  Under the First Lien Credit Agreement, CCR must maintain a consolidated total leverage ratio of no more than 6.25 until the quarter ending September 30, 2007, after which time the required ratio rises periodically until it reaches 7.75 for the quarter ending June 30, 2008, and then falls until it reaches 4.50 for the quarter ending December 31, 2011 and thereafter.  CCR must also maintain a consolidated interest coverage ratio of at least 1.75 until the quarter ending December 31, 2008, and 2.00 thereafter.

Under the Second Lien Credit Agreement, borrowings must be repaid at maturity.  Interest is either 3.50 percent per annum above the agent bank’s quoted base rate or 4.25 percent per annum above the Eurodollar rate, at CCR’s option.  Unlike the First Lien Credit Agreement, the Second Lien Credit Agreement does not obligate CCR to maintain its consolidated total leverage ratio below certain thresholds or its consolidated interest coverage ratio above certain thresholds.

In addition to the obligations described above, under both Credit Agreements CCR is subject to various affirmative and negative covenants and reporting obligations in favor of the lenders, including, among others, restrictions on indebtedness, capital expenditures, liens, investments, fundamental changes, asset dispositions, affiliate transactions and dividends.  In addition, CCR has agreed to construct the New Casinos in accordance with an approved budget and timetable and to demonstrate sufficient available cash and loans to complete construction.  CCR also has agreed to maintain its properties and existence, comply with laws, maintain records, allow inspections by lenders and comply with its contractual obligations, subject to specified exceptions.  Events of default include nonpayment of amounts due to the lenders, violation of covenants, change of control, loss of a gaming or liquor license, default under other indebtedness, judgments and specified insolvency-related events, subject, in certain instances, to specified thresholds, cure periods and/or exceptions.  If an event of default occurs and is continuing the lenders may declare the commitments to be terminated and the loans to be due, and to exercise all rights and remedies available under law, including remedies against the pledged collateral.

CCR’s obligations under each of the Credit Agreements are guaranteed by its subsidiaries on a secured basis and are secured by substantially all of the real and personal property of CCR and its subsidiaries, except that the stock of CCR’s subsidiaries will not be pledged until necessary approvals are received from Nevada and Pennsylvania gaming authorities and Pennsylvania harness racing authorities, and certain gaming-related accounts and assets will not be pledged under the Credit Agreements.  CCR’s obligations under the Second Lien Credit Agreement are subordinated to its obligations under the First Lien Credit Agreement.

Some lenders under the First Lien Credit Agreement may participate as lenders under the Second Lien Credit Agreement.  In addition, Bank of America, N.A. is the administrative agent and collateral agent under both Credit Agreements.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the credit facilities in Item 1.01 are incorporated herein by reference.

Item 9.01               Exhibits

(d)           Exhibits

10.28	First Lien Credit Agreement, dated as of May 18, 2007.

10.29	Second Lien Credit Agreement, dated as of May 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCM HOLDCO, LLC
Registrant

Date: May 24, 2006	By:	/s/ Stephen A. Kaplan
Stephen A. Kaplan
Manager

Date: May 24, 2006	By:	/s/ Ronald N. Beck
Ronald N. Beck
Manager

EXHIBIT INDEX

Exhibit No.	Description
10.28	First Lien Credit Agreement, dated as of May 18, 2007.

10.29	Second Lien Credit Agreement, dated as of May 18, 2007.